Exhibit 99.1

First PacTrust Bancorp to Acquire The Private Bank of California

•       First PacTrust to exceed $2.2 billion in total assets with 22 branches throughout Southern California and 23 loan production offices in California, Oregon, Washington and Arizona.

•        Acquisition represents a strategic, financial and cultural fit with First PacTrust

•        Builds upon First PacTrust’s business banking capabilities, strengthens deposit base, and broadens management depth

•        Transaction is expected to be immediately accretive to earnings

•        Companies to host conference call today, August 22, at 11:30 a.m. Pacific Time

Irvine, California, August 22, 2012 -- First PacTrust Bancorp (NASDAQ: BANC) (“First PacTrust”), the holding company for PacTrust Bank and Beach Business Bank, and The Private Bank of California (OTCBB: PBCA) today jointly announced that they have entered into a definitive agreement pursuant to which The Private Bank of California will merge into Beach Business Bank, a wholly owned subsidiary of First PacTrust (the “Transaction”).  Following the closing of the Transaction, Beach Business Bank will be renamed “The Private Bank of California.”

The Transaction is initially valued at approximately $50 million, or approximately $13.00 per diluted share.  This represents a twenty-seven percent premium to the most recent closing stock price for The Private Bank of California. As part of the Transaction consideration, shareholders of The Private Bank of California will receive, in aggregate, 2,083,333 shares of First PacTrust common stock having a value of approximately $25 million (at $12.00 per share).  The boards of directors of First PacTrust, Beach Business Bank and The Private Bank of California have each unanimously approved the Transaction, which is expected to close during the second quarter of 2013.

First PacTrust expects to maintain strong capital ratios following the acquisition, including a Tier 1 Capital Ratio to exceed thirteen percent on a fully consolidated, pro forma basis.

“The acquisition of The Private Bank of California represents a significant milestone in our stated strategy of becoming Southern California’s bank of choice for small- to mid-sized businesses, entrepreneurs and high net worth individuals throughout Southern California,” said Greg Mitchell, CEO of First PacTrust. “We are bringing together two highly complementary organizations that will enable First PacTrust to expand its Southern California footprint in attractive markets such as Los Angeles, Hollywood, Century City and Irvine.”

Robert Franko, CEO of Beach Business Bank, stated: “The Private Bank of California enjoys an outstanding reputation in the markets it serves and its management team has extensive expertise in commercial and industrial lending, private banking and business banking.  I have deeply respected its strong franchise and dedicated team for several years. With its emphasis on offering superior customer service to its business banking clients, The Private Bank of California provides an excellent foundation for expanding First PacTrust’s presence in the commercial banking market.”

David Misch, CEO of The Private Bank of California, has agreed to serve as First PacTrust’s Chief Risk Officer following the closing of the Transaction.  Mr. Misch stated, “This transaction is great news for The Private Bank of California’s shareholders, customers, employees and the communities we serve. Joining forces will allow us to combine our talented management teams.  The combination of First PacTrust’s existing business and our strong commercial and industrial, entertainment and business banking will result in a strong bank with the capital and scale to offer attractive products to customers and enhance shareholder value.”

As part of the transaction, Richard Pachulski, David Misch, Richard Smith, and Nick Zappia have each entered into agreements to continue working with First PacTrust following the closing.  Mr. Pachulski, who will serve as the Chairman of First PacTrust’s newly formed Advisory Board, said: “As a founder, depositor and Board member of The Private Bank of California, I am excited by this opportunity and look forward to serving as part of First PacTrust’s Advisory Board.  As an investor, I am thrilled to have the opportunity to become a shareholder of First PacTrust and to participate in the numerous benefits created by this strategic combination.”

Pro forma for the Transaction, First PacTrust expects to have approximately $2.2 billion in total assets with 22 branches located throughout Los Angeles, Orange, San Diego and Riverside counties and 23 loan production offices in California, Arizona, Oregon and Washington.  The Transaction is expected to be immediately accretive to First PacTrust’s earnings, excluding one-time merger costs, and accretive to tangible book value within two years of closing.

First PacTrust also announced today several additions to its Board of Directors and Executive Management team.  The enhanced management resources are intended to improve operating efficiencies and support achievement of First PacTrust’s strategic initiatives, including the Transaction as well as the ongoing integration of both Beach Business Bank and Gateway Bancorp.

•       Director Steven Sugarman has been named co-Chief Executive Officer of First PacTrust, focusing on corporate initiatives and non-depository operations. Mr. Sugarman has served on the Board of Directors since November 2010, including as the Chairman of the Strategic Planning Committee.  Greg Mitchell will continue to serve with Mr. Sugarman as co-Chief Executive Officer of First PacTrust’s banking operations, and will remain CEO and President of PacTrust Bank.

•       John Grosvenor has been named First PacTrust’s General Counsel.  Mr. Grosvenor previously represented First PacTrust as outside corporate counsel while he was a Partner at Manatt, Phelps & Phillips LLP.

•       Director Jeff Seabold has been named to the Board of Directors of PacTrust Bank.  Mr. Seabold has served on the Board of Directors at First PacTrust since February 2011 and previously served as a Director of PacTrust Bank.

First PacTrust’s Chairman, Timothy Chrisman, issued the following statement: “As First PacTrust emerges as Southern California’s premier community bank, we are focused on ensuring that we invest in the people, processes and platforms to prudently grow our franchise while maintaining robust, integrated operational, financial and regulatory risk management systems.  As we pass $2 billion in assets, the addition of Mr. Sugarman, Mr. Misch and Mr. Grosvenor to our executive team ensures we are well situated for continued growth and enhanced profitability.”

The Transaction is subject to customary closing conditions, including the receipt of all required regulatory approvals and approval by the shareholders of The Private Bank of California.  Certain of The Private Bank of California’s directors and officers, in their capacities as shareholders of The Private Bank of California, representing more than 35% of the outstanding shares, have entered into voting agreements with First PacTrust pursuant to which they have agreed to vote for the Transaction.

Conference Call and Presentation Materials

First PacTrust also announced today that it will hold a conference call regarding the acquisition of The Private Bank of California on Wednesday, August 22, 2012 at 11:30 a.m. Pacific Time (2:30 p.m. Eastern Time).

Shareholders, equity analysts, media representatives and other interested parties may participate in the conference call, and are asked to register five minutes prior to the scheduled start time by dialing (866) 503-8728, conference ID #23596145.

Prior to the conference call, materials regarding the acquisition of The Private Bank of California, including a presentation in PDF format, will be available on First PacTrust’s web site at www.firstpactrustbancorp.com.

A replay of the conference call will also subsequently be available on First PacTrust’s web site: http://www.firstpactrustbancorp.com, under Investor Relations: Investor Conference Calls.

Advisors

FIG Partners, LLC is acting as financial adviser to First PacTrust and Wachtell, Lipton, Rosen & Katz is serving as legal counsel for this transaction. Milestone Advisors is acting as financial adviser to The Private Bank of California and King, Holmes, Paterno & Berliner, LLP is serving as its legal counsel.

About The Private Bank of California

Headquartered in Century City, California, with branches in Hollywood, Century City, and Irvine, The Private Bank of California (OTCBB: PBCA) provides a full range of deposit and loan services tailored to meet the needs of high net worth and high income individuals, business professionals and their professional service firms, business owners, entertainment service businesses, local businesses, and non-profit organizations. The Private Bank of California was founded in 2005 and currently has three branch locations and approximately $650 million in assets.  For more information, visit www.tpboc.com.

About First PacTrust Bancorp

Based in Irvine, California, First PacTrust Bancorp, Inc. is the holding company of PacTrust Bank and Beach Business Bank.  Upon the completion of its acquisition of The Private Bank of California, First PacTrust expects to have approximately $2.2 billion in assets and operate a total of 22 full-service bank branches and, primarily through its Mission Hills Mortgage Bankers division, 23 loan production offices in California, Arizona, Oregon and Washington. PacTrust Bank gives customers convenient account access choices through 30,000 surcharge-free ATM locations nationwide, as well as mobile, online and telephone banking.  In addition to providing a full range of consumer and business deposit and loan services, PacTrust Bank is one of the few institutions that offers free checking, maintaining a relationship-centric reputation built on its four core principles of service, choice, value and trust. For more information, visit www.firstpactrustbancorp.com.

Additional Information About the First PacTrust/ Private Bank of California Transaction

First PacTrust and Private Bank of California will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov).  In addition, documents filed with the SEC by First PacTrust will be available free of charge from Richard Herrin, Corporate Secretary at (949) 236-5300, and documents relating to the proposed transaction will be available free of charge from David Misch, CEO at (310) 286-0710.  The directors, executive officers, and certain other members of management and employees of FPTB may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of Private Bank of California. Information about the directors and executive officers of First PacTrust is included in the proxy statement for its 2012 annual meeting of shareholders, which was filed with the SEC on April 24, 2012.  The directors, executive officers, and certain other members of management and employees of Private Bank of California may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of Private Bank of California. Information about the directors and executive officers of The Private Bank of California is available on The Private Bank of California’s website at www.tpboc.com.  Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This presentation includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in First PacTrust Bancorp Inc.’s (“First PacTrust” or “BANC”) filings with the Securities and Exchange Commission (the “SEC”). Risks and uncertainties related to First PacTrust and Private Bank of California include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against First PacTrust or Private Bank of California; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the proposed transaction, or the recently completed Gateway Business Bank and Beach Business Bank acquisitions, may disrupt current plans and operations, and the potential difficulties in employee retention as a result of those transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and FPTB undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Media Inquiries:                          George Medici, PondelWilkinson, (310) 279-5968.

Investor Relations Inquiries:       Richard Herrin, First PacTrust Bancorp, Inc., (949) 236-5300.

David Misch, The Private Bank of California, (310) 286-0710.